Exhibit 99.1

CVR Energy Names Dane Neumann Executive Vice President & Chief Financial Officer

SUGAR LAND, Texas (October 12, 2021) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced that Dane Neumann has been named Executive Vice President and Chief Financial Officer of the Company. Neumann also will serve as Executive Vice President and Chief Financial Officer of the general partner of CVR Energy’s nitrogen fertilizer affiliate, CVR Partners, LP (the “Partnership”) (NYSE: UAN). Neumann’s appointments were effective October 6, 2021. In this position, Neumann will lead all aspects of the finance and accounting functions for CVR Energy and its subsidiaries.

“Dane has proven his qualifications to serve as our Chief Financial Officer through his ability to handle positions of increasing responsibility since joining the Company in 2018,” said Dave Lamp, CVR Energy’s Chief Executive Officer. “His experience in the refining and nitrogen fertilizer industries along with his financial planning and analysis expertise will continue to be an asset to the organization going forward.”

Neumann most recently served as Interim Chief Financial Officer of the Company and the general partner of the Partnership since August 2021 and Vice President of Finance & Treasurer since June 2020. Prior to that, he held various other roles within the Company’s finance organization since June 2018, including Vice President of Financial Planning & Analysis and Director of Projects & Controls. Before joining the Company, Neumann served in roles of increasing responsibility for Andeavor and its affiliates (each formerly publicly traded refining and marketing entities) from March 2011 until June 2018, including as Director of Commercial Business Planning & Analytics from June 2017 until June 2018, Director of Financial Planning & Analysis for Western Refining (“WNR”) from 2017 until its acquisition by Andeavor (then Tesoro Corp.) in June 2017 and Corporate Finance Manager for the general partner of Northern Tier Energy, LP from 2012 until its acquisition by WNR in June 2016.

Neumann earned a Master of Business Administration and a Bachelor of Science in Finance and Political Science from the University of Minnesota. He also is a Certified Public Accountant.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the petroleum refining and marketing business through its interest in CVR Refining, LP and the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR

Energy subsidiaries serve as the general partner and own 36 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts, and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations:
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations:
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com